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Mr. Thomas Shields                                          25 July 2000
Sr. VP & Chief Financial Officer



Subject: Employment Agreement



Dear Tom;

The Board of Directors discussed in February and approved on 24 May 2000 entering into employment agreements with the executives of the Company. This agreement is made and entered into effect as of the 25th day of July 2000, by and between ANADIGICS, Inc. a Delaware corporation (the "Corporation"), and Thomas Shields, an executive employee of the Corporation.

In order for the Corporation to attract and retain as executives and officers the most capable persons available, the Corporation and executive employee do hereby agree as follows:

1. Employment with the Corporation is at-will and may be terminated at any time with or without cause or notice by the executive employee or the Corporation. No person is authorized to provide any employee with an employment contract or special arrangement concerning terms or conditions of employment unless the contract or arrangement is in writing and signed by the Chief Executive Officer of the Corporation.

2. In addition to the provisions set forth in this document, the executive employee's employment will be governed by the policies and procedures outlined in the Employee Handbook, as amended from time to time.

3. In consideration of past and continuing service to the Corporation in the event of a "change-of-control" (as defined in Annex A hereto) which results in either the involuntary termination of your employment with the Corporation or voluntary resignation from the Corporation due to a reduction in responsibilities and duties associated with your position, or reduction in compensation (base salary plus bonus) without the prior express written consent of the executive. In either case within one year following such "change-of-control" the executive shall receive (a) up to 12 months of base salary and bonus (at 100% of target) from the Corporation, the first six months payable in equal biweekly installments (bonus paid at regular scheduled intervals), plus up to an additional six months of base salary (paid bi-weekly) and bonus (paid at regular scheduled intervals) if unemployed; (b) payment of the annual bonus (at 100% of target prorated for the number of complete months worked in the year), (c) continuation for one year from date of termination of all current medical, and dental insurance benefits or until coverage by a new employer, whichever occurs first, (d) executive outplacement services for up to six months, and (e) immediate vesting of all stock options previously or hereafter issued under the Corporation's 1997 Long Term Incentive and Share Award Plan for Employees and the 1995 Long Term Incentive and Share Award Plan for Officers, as the same may be amended from time to time, to the extent such stock options have not vested as of such date, which options shall continue to be exercisable, with respect to options granted prior to October 31, 1998 for 90 days, and for options granted subsequent to October 31, 1998, for twelve (12) months following the date of involuntary or voluntary termination as described above, but not beyond the original term of the option.


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4.

      (a) During your employment with the Corporation, you may not perform any work for any company that competes with us in the manufacture and sales of RF integrated circuits in the wireless, cable and broadband, or fiber optics markets, whether directly or indirectly. This includes any business set up on your own or by you with others. You must disclose any intention to engage in any form of business activity outside your activities with the Corporation to the Chief Executive Officer, which must be approved in writing prior to commencement of those activities.

      (b) For a period of twelve (12) months after termination of your employment with the Corporation, either by the Corporation or by your resignation, you agree not to hire, solicit to hire, or be involved in the solicitation of any employees of the Corporation or any of its subsidiaries.

      (c) During and after your employment with the Corporation you are required to protect the confidentiality of information you use or become party to. You may not disclose confidential information to any unauthorized third party. This includes but is not limited to information related to technology, intellectual property, strategic business plans, transformation initiatives, suppliers, and clients. Your dealings with suppliers and clients must always be managed in the best interest of the Corporation. Any confidential information you are a party to may only be used in the interest of the Corporation in the context of the Corporation's legitimate relationships with suppliers, clients and any authorized third party. Such information must not be used for any other purpose, including personal gain. In addition, you are reminded of the restrictions and conditions of employment described in the Proprietary Information Agreement signed by you and on file in the Human Resources Department. Any breach of confidentiality will subject you to immediate termination.


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      (d)   Failure to comply with the provisions of this Section 4 shall subject you to the immediate termination of any of your unexercised stock options.

5. The following additional benefits are provided to the executive employee as part of this agreement:

      o A confidential annual physical exam through the Corporation's contracted vendor, Executive Health Group. The physical exams are scheduled during the executive's month of birth each year at no cost to the executive.

      o In order to provide for financial peace of mind, an allowance of up to $5,000 per year for financial planning.

      o  A monthly health club allowance of up to $200 per month

      o Indemnification protection for any lawsuit brought against the Company as detailed in Article VII, Section 4 of the Company bylaws.

6. Confidentiality: The terms and conditions of this Agreement are to be private and confidential, and you agree not to disclose any of these terms and conditions to any person except your spouse, your attorney or your tax advisor, unless disclosure is necessary to carry out the terms of this Agreement, or to supply information to any taxing authority, or is otherwise required by law.

7. Disputes: You agree that any dispute or claim with respect to any provision of this agreement or your employment must be presented to the Chief Executive Officer within three (3) months of the occurrence.

To be covered by the contents of this agreement, please sign this agreement and return the original document to John Warren, no later than Friday, 4 August 2000. If you should have any questions, please contact either John or I.





Signatures:


-------------------------------             ---------------------------------
Bami Bastani                                Mr. Thomas Shields
President and CEO                           Vice  President, Corporate Officer

---------------                             -------------
Date                                        Date

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                                     ANNEX A
                                Change In Control


Change in Control. A Change in Control of the Company shall be deemed to have occurred if (i) any "Person" as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company's then outstanding securities, (ii) during any 12-month period (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subclauses
(i), (iii) or (iv) of this paragraph) whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least 66 2/3% of the members of the Board then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof (iii) the Company's stockholders approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as defined above) acquires more than 50% of the combined voting power of the Company's then outstanding securities, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.